Exhibit 99.1

Independence Realty Trust Announces Fourth Quarter and Full Year 2024 Financial Results
Introduces Full Year 2025 Guidance

PHILADELPHIA – (BUSINESS WIRE) – February 12, 2025 — Independence Realty Trust, Inc. (“IRT” and the “Company”) (NYSE: IRT), a multifamily apartment REIT, announces its fourth quarter and full year 2024 financial results and establishes full year 2025 guidance.

EPS of $0.17 for 2024
CFFO of $0.32 for Fourth Quarter and $1.16 for Full Year 2024
High-End of Guidance
Same Store Portfolio NOI Increased 5.3% and 3.2% during Fourth Quarter and Full Year 2024
In-Line with Guidance
Solid Occupancy Gains and Rental Rate Growth
Completed 1,671 Renovations in Value Add Program
Achieving Average ROI of 15.7% During the Year
Enhanced Balance Sheet Strength and Flexibility
Net Debt-to-Adjusted EBITDA Improved to 5.9x at Year End 2024
BBB Issuer Credit Rating from S&P Achieved
Unsecured Line of Credit Renewed and Expanded in January 2025

Management Commentary
“2024 was another strong year for IRT as we achieved the high-end of our guidance, with CFFO per share of $1.16 and NOI growth of 3.2%,” said Scott Schaeffer, Chairman and CEO of IRT. “This performance is a reflection of our continued focus on balancing occupancy and rental rate growth, underpinned by accomplishing strategic milestones. Looking ahead to 2025, we believe we are well-positioned to grow CFFO as we capitalize on rebounding market fundamentals to create value for shareholders.”

Fourth Quarter Highlights
•Net loss available to common shares of $1.0 million for the quarter ended December 31, 2024 compared to $40.5 million for the quarter ended December 31, 2023. Loss per diluted share of $0.00 for the quarter ended December 31, 2024 compared to $0.18 for the quarter ended December 31, 2023.
•Same-store portfolio net operating income (“NOI”) grew 5.3% for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023.
•Core Funds from Operations (“CFFO”) of $75.0 million for the quarter ended December 31, 2024 compared to $68.7 million for the quarter ended December 31, 2023. CFFO per share was $0.32 for the fourth quarter of 2024, as compared to $0.30 for the fourth quarter of 2023.
•Adjusted EBITDA of $94.5 million for the quarter ended December 31, 2024 compared to $95.6 million for the quarter ended December 31, 2023.
•Value add program completed renovations at 395 units during the quarter ended December 31, 2024, achieving a weighted average return on investment during the quarter of 15.1%.
•Increased our unsecured credit facility from $500 million to $750 million and extended the maturity under the facility, thereby strengthening our balance sheet while enhancing long-term value through lower interest expense.
Full Year Highlights
•Net income available to common shares of $39.3 million for the year ended December 31, 2024 compared to net loss available to common shares of $17.2 million for the year ended December 31, 2023. Earnings per diluted share of $0.17 for the year ended December 31, 2024 compared to loss per diluted share of $0.08 for the year ended December 31, 2023.
•Same-store portfolio NOI grew 3.2% for the year ended December 31, 2024 compared to the year ended December 31, 2023.
•CFFO of $266.9 million for the year ended December 31, 2024 compared to $263.9 million for the year ended December 31, 2023. CFFO per share was $1.16 for the year ended December 31, 2024, as compared to $1.15 for the year ended December 31, 2023.
•Adjusted EBITDA of $350.3 million for the year ended December 31, 2024 compared to $366.8 million for the year ended December 31, 2023. The decrease was primarily driven by asset sales completed in connection with our Portfolio Optimization and Deleveraging Strategy, which also reduced net debt to Adjusted EBITDA from 6.7x for the fourth quarter of 2023 to 5.9x for the fourth quarter of 2024.
•Value add program completed renovations at 1,671 units during the year ended December 31, 2024, achieving a weighted average return on investment of 15.7%.
2025 Guidance Highlights
•Earnings per diluted share of $0.19 to $0.22.
•CFFO per share of $1.16 to $1.19.
•2025 same-store NOI growth of 0.8% to 3.3%.
Included later in this press release are assumptions underlying our guidance and definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as discussion of our same-store methodology.

Same-Store Portfolio(1) Operating Results

	Fourth Quarter 2024 Compared to Fourth Quarter 2023	Full Year 2024 Compared to Full Year 2023
Rental and other property revenue	2.3% increase	3.0% increase
Property operating expenses	3.0% decrease	2.5% increase
NOI	5.3% increase	3.2% increase
Portfolio average occupancy	100 bps increase to 95.5%	110 bps increase to 95.2%
Portfolio average rental rate	0.8% increase to $1,570	1.3% increase to $1,563
NOI Margin	180 bps increase to 66.3%	20 bps increase to 63.3%
(1)Same-store portfolio includes 107 properties, which represent 31,433 units.
Operating Metrics
The table below summarizes operating metrics for the same-store portfolio for the applicable periods.

	4Q 2024	3Q 2024
Same-Store Portfolio(1)
Average Occupancy	95.5%	95.5%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(4.6)%	(3.5)%
Renewal Leases	5.4%	3.8%
Blended	0.0%	0.8%
Resident Retention Rate	51.6%	57.0%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	95.8%	95.9%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(5.0)%	(3.9)%
Renewal Leases	5.4%	3.8%
Blended	(0.3)%	0.7%
Resident Retention Rate	50.9%	57.5%
Value Add (26 properties with Ongoing Value Add)
Average Occupancy	94.8%	94.3%
Lease Over Lease Effective Rental Rate Growth:(2)
New Leases	(3.5)%	(2.6)%
Renewal Leases	5.5%	4.0%
Blended	0.7%	1.1%
Resident Retention Rate	53.2%	55.6%
(1)Same-store portfolio includes 107 properties, which represent 31,433 units.
(2)Lease-over-lease effective rent growth represents the change in effective monthly rent, as adjusted for leasing concessions, for each unit that had a prior lease and current lease that are for a term of 9-14 months. 4Q 2024 new, renewal, and blended lease over lease rent growth for all leases was (6.0%), 5.5%, and (0.9%), respectively. 3Q 2024 new, renewal, and blended lease over lease rent growth for all leases was (3.6%), 4.5%, and 1.2%, respectively.

Value Add Program
We completed renovations on 395 units during the quarter ended December 31, 2024, achieving a return on investment of 15.1%, with an average cost per unit renovated of $18,368, and an average monthly rent increase per unit of $230 over unrenovated comps. We completed renovations on 1,671 units during the year ended December 31, 2024, achieving a return on investment of 15.7%, with an average cost per unit renovated of $18,294, and an average monthly rent increase per unit of $239 over unrenovated comps. See the Value Add Summary page of our supplemental information for additional information on our projects’ life to date as of December 31, 2024.

Investment Activity
Held for Sale
•As of December 31, 2024, we had one property in Birmingham, Alabama classified as held for sale. We recognized a loss on impairment of $21.0 million during the quarter ended December 31, 2024. We expect the sale to close in February 2025 for gross sales proceeds of $111.0 million. We intend to use the proceeds from the sale of this property to fund future property acquisitions.
Acquisitions
•Highland Ridge, Charlotte, North Carolina: On November 1, 2024, we acquired a 300-unit multifamily apartment property for $73.5 million. This acquisition expanded our footprint in Charlotte, North Carolina from 714 units to 1,014 units.
•Serenza at Ocoee Village, Orlando, Florida: On December 5, 2024, we acquired a 320-unit multifamily apartment property for $84.3 million. This acquisition expanded our footprint in Orlando, Florida from 297 units to 617 units.
•We are currently under contract to acquire a 280-unit multifamily apartment property in Indianapolis, Indiana, which is expected to expand our footprint in the Indianapolis market while providing enhanced scale and synergies. The aggregate purchase price of this property is $59.5 million, which we expect to fund using proceeds from our Birmingham sale. We expect to complete this acquisition during the first quarter of 2025. While this property is under contract, there can be no assurance that this acquisition will be consummated at expected pricing levels, within expected time frames, or at all.
Capital Expenditures
For the quarter ended December 31, 2024, recurring capital expenditures for the total portfolio were $4.2 million, or $125 per unit, value add and non-recurring expenditures for the total portfolio were $16.1 million and development expenditures for the total portfolio were $10.8 million, respectively. For the year ended December 31, 2024, recurring capital expenditures for the total portfolio were $24.9 million, or $750 per unit, value add and non-recurring expenditures for the total portfolio were $90.5 million and development expenditures for the total portfolio were $52.4 million, respectively.
Capital Markets
At-the-Market-Offering and Public Offering of Common Stock
During the second half of 2024, we entered into forward sales transactions under our previously announced ATM Program for the forward sale of an aggregate of 2,498,300 shares of our common stock. On December 30, 2024, we physically settled the forward sales transactions for the forward sale of all 2,498,300 shares at a weighted average price of $20.06 per share resulting in proceeds of $50.1 million.
In connection with our previously announced September 2024 public offering of 11,500,000 shares of common stock, we entered into a forward sale agreement with Citigroup. On December 30, 2024, we physically settled 3,250,000 of those shares at a weighted average price of $19.04, per share resulting in proceeds of $61.9 million.

The combined proceeds of $112.0 million were used to fund a portion of the purchase prices of the property acquisitions that closed during the fourth quarter 2024. As of December 31, 2024, there were 8,250,000 shares remaining under forward sale agreements, which if physically settled at the then forward price would result in additional proceeds to us of $155.8 million. We intend to use any such future proceeds for future acquisitions.
Private Placement of $150 Million of Unsecured Notes
On October 1, 2024, we received the proceeds from the previously announced $150.0 million unsecured private placement notes, and as of January 6, 2025, we had used a portion of the proceeds to repay $114.0 million of property mortgages maturing in late 2024 and early 2025, with the balance of the proceeds expected to be used to repay a $17.1 million property mortgage maturing in May 2025 and to reduce the borrowings under our unsecured revolver.
‘BBB’ Issuer Credit Rating from S&P Global Ratings
On October 30, 2024, we received a ‘BBB’ issuer credit rating and stable outlook from S&P Global Ratings. The rating is for Independence Realty Trust, Inc. and our operating partnership Independence Realty Operating Partnership L.P.
Expanded Unsecured Credit Facility, Reflecting Increased Financial Flexibility and More Favorable Capital Structure
On January 8, 2025, we entered into an amended and restated credit agreement that increased our borrowing capacity under our existing revolver from $500 million to $750 million, and extended its maturity date from January 2026 to January 2029. This transaction strengthened our balance sheet by extending our weighted average debt maturity and increasing our liquidity. It also created long-term stakeholder value through lower interest costs.
Balance Sheet and Liquidity
At December 31,2024, our net debt-to-adjusted EBITDA was 5.9x, an improvement of 0.8x as compared to December 31, 2023. As of the same date, we had unrestricted cash and cash equivalents of $21.2 million, $155.8 million remaining under forward equity sale agreements, and $305.5 million of capacity remaining on our unsecured revolver, representing total liquidity of $482.5 million. Adjusting for the January 2025 expansion of our unsecured revolver, we have liquidity of $732.5 million.
Dividend Distribution
On December 16, 2024, our Board of Directors declared a quarterly dividend of $0.16 per share of our common stock. The fourth quarter dividend was paid on January 17, 2025 to stockholders of record at the close of business on December 31, 2024.

2025 EPS, FFO and CFFO Guidance
We are introducing guidance ranges for 2025 diluted earnings per share (“EPS”), FFO and CFFO per share and same-store NOI. A reconciliation of IRT's projected EPS to FFO and CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how IRT calculates CFFO and for management’s definition and rationale for the usefulness of CFFO.

2025 Full Year EPS and CFFO Guidance(1)(2)	Low		High
Earnings per share	$0.19		$0.22
Adjustments:
Depreciation and amortization	1.00		1.00
FFO per share	$1.19	$1.19	$1.22
Loan (premium accretion) discount amortization, net	(0.03)		(0.03)
CFFO per share	$1.16		$1.19
(1)This guidance, including the underlying assumptions presented in the table below, constitutes forward-looking information. Actual full year 2025 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”. Our guidance is based on the key guidance assumptions detailed below.
(2)Per share guidance is based on 241.2 million weighted average shares and units outstanding.

2025 Guidance Assumptions
Our key guidance assumptions for 2025 are enumerated below. See the definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio	2025 Outlook(1)
Number of properties/units	108 properties / 31,611 units
Property revenue growth	2.1% to 3.1%
Controllable operating expense growth	3.3% to 4.3%
Real estate tax and insurance expense growth	2.1% to 4.0%
Total operating expense growth	2.8% to 4.1%
NOI growth	0.8% to 3.3%

Corporate Expenses
General and administrative & property management expenses	$55 million to $57 million
Interest expense(2)	$88 million to $90 million

Transaction/Investment Volume(3)
Acquisition volume	$280 million to $320 million
Disposition volume	$110 million to $112 million

Capital Expenditures
Recurring	$25 million to $27 million
Value add renovation program	$48 million to $58 million
Non-recurring and revenue enhancing	$47 million to $51 million
Development	$5 million to $6 million
(1)This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. We undertake no duty to update the assumptions used in our guidance except as required by law. See “Forward-Looking Statements.”
(2)Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.
(3)Acquisition volume reflects one property in Indianapolis that we expect to acquire during the first quarter of 2025 for approximately $60 million and $220 million to $260 million of acquisitions we expect to complete during 2025 using proceeds remaining under forward equity sale agreements. Disposition volume reflects the sale of one property in Birmingham that we expect to close in February 2025.

Selected Financial Information
See the schedules at the end of this earnings release for selected financial information for IRT.
Non-GAAP Financial Measures and Definitions
We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.
Conference Call
All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, February 13, 2025 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.440.3307, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A replay of the conference call can also be accessed telephonically until Thursday, February 20, 2025, by dialing 1.800.770.2030, access code 1963990.
Supplemental Information
We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investor Relations" section.
About IRT
Independence Realty Trust, Inc. (NYSE: IRT), an S&P MidCap 400 Company, is a real estate investment trust (“REIT”) that owns and operates multifamily communities across non-gateway U.S. markets. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity-rich submarkets that offer good school districts and high-quality retail. IRT’s main objective is to provide attractive risk-adjusted returns to stockholders through diligent portfolio management, strong operational performance, and consistent returns on capital through distributions and capital appreciation. More information may be found on the Company’s website www.irtliving.com.

Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, anticipated enhancements to our financial results, and our future growth, including from additional acquisitions funded by proceeds from our recent equity and debt financings and property sales. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.
Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, inability to sell certain assets, including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, delays in completing, and cost overruns incurred in connection with, our value add initiatives and failure to achieve rent increases and occupancy levels on account of the value add initiatives, unexpected impairments or impairments in excess of our estimates, increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, including but not limited to a third party’s unauthorized access to our data or data of our residents, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2023, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.
These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Schedule I
Independence Realty Trust, Inc.
Selected Financial Information
Dollars in thousands, except per share data (unaudited)

	For the Three Months Ended
	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
Selected Financial Information:
Operating Statistics:
Net (loss) income available to common shares	$(1,001)	$12,365	$10,354	$17,577	$(40,515)
(Loss) earnings per share -- diluted	$0.00	$0.05	$0.05	$0.08	$(0.18)
Rental and other property revenue	$160,617	$159,860	$158,104	$160,331	$166,730
Property operating expenses	$54,195	$60,538	$60,883	$59,971	$59,703
NOI	$106,422	$99,322	$97,221	$100,360	$107,027
NOI margin	66.3%	62.1%	61.5%	62.6%	64.2%
Adjusted EBITDA	$94,533	$87,453	$83,609	$84,683	$95,640
FFO per share	$0.33	$0.30	$0.28	$0.27	$0.31
CFFO per share	$0.32	$0.29	$0.28	$0.27	$0.30
Dividends per share	$0.16	$0.16	$0.16	$0.16	$0.16
CFFO payout ratio	50.0%	55.2%	57.1%	59.3%	53.3%
Portfolio Data:
Total gross assets	$6,882,296	$6,733,864	$6,684,029	$6,673,589	$6,960,554
Total number of operating properties (a)	113	110	110	111	116
Total units (a)	33,615	32,670	32,685	32,877	34,431
Portfolio period end occupancy (a)	95.4%	95.5%	95.5%	95.0%	94.6%
Portfolio average occupancy (a)	95.4%	95.4%	95.3%	94.4%	94.4%
Portfolio average effective monthly rent, per unit (a)	$1,572	$1,571	$1,554	$1,550	$1,558
Same-store portfolio period end occupancy (b)	95.5%	95.5%	95.5%	95.0%	94.7%
Same-store portfolio average occupancy (b)	95.5%	95.5%	95.4%	94.4%	94.5%
Same-store portfolio average effective monthly rent, per unit (b)	$1,570	$1,570	$1,558	$1,554	$1,558
Capitalization:
Total debt (c)	$2,333,683	$2,286,694	$2,252,559	$2,277,098	$2,549,409
Common share price, period end	$19.84	$20.50	$18.74	$16.13	$15.30
Market equity capitalization	$4,697,713	$4,736,212	$4,330,137	$3,726,224	$3,528,996
Total market capitalization	$7,031,396	$7,022,906	$6,582,696	$6,003,322	$6,078,405
Total debt/total gross assets	33.9%	34.0%	33.7%	34.1%	36.6%
Net debt to Adjusted EBITDA (d)	5.9x	6.3x	6.5x	6.7x	6.7x
Interest coverage	4.8x	4.8x	4.8x	4.1x	4.1x
Common shares and OP Units:
Shares outstanding	230,838,249	225,093,090	225,122,235	225,070,396	224,706,731
OP units outstanding	5,941,643	5,941,643	5,941,643	5,941,643	5,946,571
Common shares and OP units outstanding	236,779,892	231,034,733	231,063,878	231,012,039	230,653,302
Weighted average common shares and OP units	230,893,621	230,762,299	230,734,872	230,570,707	230,452,570
(a)Excludes our development projects Flatiron Flats and Destination at Arista, as applicable. See the definitions at the end of this release. Destination at Arista no longer met the definition of a development project in the fourth quarter of 2024.
(b)Same-store portfolio consists of 107 properties, which represent 31,433 units.
(c)Includes indebtedness associated with real estate held for sale, as applicable.
(d)Reflects net debt to Adjusted EBITDA, which is annualized for each period presented, including adjustments for the timing of acquisitions and dispositions impacting quarterly EBITDA. For the five quarters ended December 31, 2024, net debt to Adjusted EBITDA excluding adjustments for timing of acquisitions and dispositions was 6.0x, 6.4x, 6.6x, 6.5x, and 6.5x, respectively.

Schedule II
Independence Realty Trust, Inc.
Reconciliation of Net (Loss) Income to Funds from Operations and Core Funds From Operations
(Dollars in thousands, except share and per share amounts)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Funds From Operations (FFO):
Net (loss) income	$(1,100)	$(41,654)	$40,033	$(17,807)
Add-Back (Deduct):
Real estate depreciation and amortization	57,332	55,510	219,360	217,716
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	(212)	636	1,581	2,115
Loss on impairment (gain on sale) of real estate assets, net, excluding prepayment gains	20,928	57,492	11,815	68,447
FFO	$76,948	$71,984	$272,789	$270,471
FFO per share	$0.33	$0.31	$1.18	$1.17
CORE Funds From Operations (CFFO):
FFO	$76,948	$71,984	$272,789	$270,471
Add-Back (Deduct):
Other depreciation and amortization	410	391	1,493	1,252
Casualty (gains) losses	(80)	59	3,935	925
Loan (premium accretion) discount amortization, net	(2,249)	(2,659)	(9,167)	(10,899)
Prepayment (gains) penalties on asset dispositions	—	(1,229)	(1,953)	(1,900)
Loss (gain) on extinguishment of debt	2	124	(200)	124
Other expense	—	79	1	743
Restructuring costs	—	—	—	3,213
CFFO	$75,031	$68,749	$266,898	$263,929
CFFO per share	$0.32	$0.30	$1.16	$1.15
Weighted-average shares and units outstanding	230,893,621	230,452,570	230,741,085	230,364,184

Schedule III
Independence Realty Trust Inc.
Reconciliation from Net (Loss) Income to Same-Store Net Operating Income (a)
Dollars in thousands
(unaudited)

	For the Three Months Ended
	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
Net (loss) income	$(1,100)	$12,620	$10,555	$17,961	$(41,654)
Other revenue	(346)	(275)	(298)	(203)	(316)
Property management expenses	7,379	7,379	7,666	7,499	6,660
General and administrative expenses	4,856	4,765	6,244	8,381	5,043
Depreciation and amortization expense	57,742	55,261	54,127	53,721	55,902
Casualty (gains) losses	(80)	1,249	465	2,301	59
Interest expense	19,770	18,308	17,460	20,603	23,537
(Gain on sale) loss on impairment of real estate assets, net	20,928	(688)	152	(10,530)	56,263
(Gain) loss on extinguishment of debt	2	—	—	(203)	124
Other loss	—	—	—	1	79
(Income) loss from investments in unconsolidated real estate entities	(2,729)	703	850	829	1,330
NOI	$106,422	$99,322	$97,221	$100,360	$107,027
Less: Non same-store portfolio NOI	6,024	3,926	3,979	7,812	11,664
Same-store portfolio NOI	$100,398	$95,396	$93,242	$92,548	$95,363

(a)Same-store portfolio consists of 107 properties, which represent 31,433 units.

Schedule IV
Independence Realty Trust, Inc.
Reconciliation of Net (Loss) Income to Adjusted EBITDA and Interest Coverage Ratio
(Dollars in thousands)
(unaudited)

	Three Months Ended
	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
Net (loss) income	$(1,100)	$12,620	$10,555	$17,961	$(41,654)
Add-Back (Deduct):
Interest expense	19,770	18,308	17,460	20,603	23,537
Depreciation and amortization	57,742	55,261	54,127	53,721	55,902
Casualty (gains) losses	(80)	1,249	465	2,301	59
Loss on impairment (gain on sale) of real estate assets, net	20,928	(688)	152	(10,530)	56,263
Loss (gain) on extinguishment of debt	2	—	—	(203)	124
(Income) loss from investments in unconsolidated real estate entities	(2,729)	703	850	829	1,330
Other loss (income), net	—	—	—	1	79
Adjusted EBITDA	$94,533	$87,453	$83,609	$84,683	$95,640

INTEREST COST:
Interest expense	$19,770	$18,308	$17,460	$20,603	$23,537

INTEREST COVERAGE:	4.8x	4.8x	4.8x	4.1x	4.1x

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net (loss) income	$(1,100)	$(41,654)	$40,033	$(17,807)
Add-Back (Deduct):
Interest expense	19,770	23,537	76,141	89,921
Depreciation and amortization	57,742	55,902	220,854	218,968
Casualty (gains) losses	(80)	59	3,935	925
Loss on impairment (gain on sale) of real estate assets, net	20,928	56,263	9,862	66,547
Loss (gain) on extinguishment of debt	2	124	(200)	124
(Income) loss from investments in unconsolidated real estate entities	(2,729)	1,330	(347)	4,488
Other loss (income), net	—	79	1	427
Restructuring costs	—	—	—	3,213
Adjusted EBITDA	$94,533	$95,640	$350,279	$366,806

INTEREST COST:
Interest expense	$19,770	$23,537	$76,141	$89,921

INTEREST COVERAGE:	4.8x	4.1x	4.6x	4.1x

Schedule V
Independence Realty Trust, Inc.
Definitions
Average Effective Monthly Rent per Unit
Average effective rent per unit represents the average of net rent amounts, after leasing concessions amortized over the life of the lease, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.
Average Occupancy
Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.
Development Property
A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.
EBITDA and Adjusted EBITDA
Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses, income (loss) from investments in unconsolidated real estate entities, and restructuring costs. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.
Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)
We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.
CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization, debt extinguishment costs, and restructuring costs from the determination of FFO.
Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.
Interest Coverage
Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.
Net Debt
Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
Total debt	$2,333,683	$2,286,694	$2,252,559	$2,277,098	$2,549,409
Less: cash and cash equivalents	(21,228)	(17,611)	(21,034)	(21,275)	(22,852)
Less: loan discounts and premiums, net	(31,721)	(33,970)	(37,253)	(39,804)	(44,483)
Total net debt	$2,280,734	$2,235,113	$2,194,272	$2,216,019	$2,482,074
We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.
Net Operating Income
We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses, net gains on sale of assets, and restructuring costs.
Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.
Non Same-Store Properties and Non Same-Store Portfolio
Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio
We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on Value Add Renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront leasing concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront leasing concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the value add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on Value Add Renovations
ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on value add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.
Total Gross Assets
Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
Total assets	$6,057,919	$5,948,204	$5,940,261	$5,972,848	$6,280,175
Plus: accumulated depreciation (a)	753,539	715,702	674,236	630,743	606,404
Plus: accumulated amortization	70,838	69,958	69,532	69,998	73,975
Total gross assets	$6,882,296	$6,733,864	$6,684,029	$6,673,589	$6,960,554
(a)Includes accumulated depreciation associated with real estate held for sale, as applicable.